Exhibit 10.16

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

OF

C&F FINANCIAL CORPORATION

The following are the base salaries (on an annual basis) in effect as of January 1, 2010 of the named executive officers of C&F Financial Corporation:

Larry G. Dillon	$253,000
Chairman, President and Chief Executive Officer

Thomas F. Cherry	$205,000
Executive Vice President, Chief Financial Officer and Secretary

Bryan E. McKernon	$195,000
President and Chief Executive Officer of C&F Mortgage Corporation